Exhibit 99.4

[Reference translation – in case of any discrepancy, the original Korean version shall prevail.]

Mandatory Disclosure to the Korea Exchange

Decision to Acquire Shares of Other Company (Material Business Matter of a Subsidiary)

Material Business Matter of NAVER J. Hub Corporation (“NAVER J. Hub”), a Subsidiary of NAVER Corporation (the “Company”)
1. Issuer of Shares	Name	LINE Corporation
	Nationality	Japan	Representative	Takeshi Idezawa
	Share Capital (Won)	1,058,447,700,262	Relationship with Company	Affiliate
	Total Issued Shares	241,544,142	Principal Business	Mobile services
2. Details of Acquisition	Number of Shares to be Acquired	-
	Acquisition Amount (Won)	-
	Total Assets as of December 31, 2019 (Won)	12,299,527,120,786
	Ratio of Acquisition Amount to Total Assets (%)	-
3. Number of Shares Owned and Ownership Ratio after Acquisition	Number of Shares Owned	-
	Ownership Ratio (%)	-
4. Method of Acquisition		Cash
5. Purpose of Acquisition		Business Integration between LINE Corporation (“LINE”) and Z Holdings Corporation (“ZHD”)
6. Expected Date of Acquisition		September 24, 2020
7. Date of Board Resolution		August 3, 2020
- Attendance of Outside Directors	Present	-
	Absent	-
- Attendance of Auditors (Audit Committee Members who are not Outside Directors)		-
8. Report to Korea Fair Trade Commissions		Not applicable
9. Put Options or Other Agreements		None
- Details of Agreements		-
10. Other Important Matters Related to an Investment Decision		- This disclosure relates to the decision by NAVER J. Hub, a Japanese subsidiary of the Company, to acquire shares of LINE, a Japanese subsidiary of the Company, as part of the steps to integrate the businesses of LINE and ZHD, a Japanese company and a consolidated subsidiary of SoftBank Corp., a Japanese company.

- NAVER J. Hub plans to acquire 50% of the common shares, American depositary shares, share options and convertible bonds of LINE (the “LINE Securities”), excluding those owned by NAVER or LINE, through a tender offer with cash.
- The “Number of Shares to be Acquired” in Item 2 above will be determined based on the results of the tender offer. The number of subject shares of the tender offer is 88,308,442 shares, 50% of which will be acquired by NAVER J. Hub. However, (a) 9,406,700 shares relating to share options that will not become exercisable during the tender offer period and (b) 9,764,543 shares relating to convertible bonds, the conversion price of which exceeds the tender offer price and which are expected to be redeemed after the tender offer at a price higher than their par value price pursuant to the applicable early redemption provision, are not expected to be tendered, and the number of subject shares after deducting (a) and (b) above is 69,137,199 shares. The Company will update its disclosure when the number of shares to be acquired has been determined.
- The “Acquisition Amount” in Item 2 above will be determined by (a) multiplying the number of shares tendered in the tender offer by 5,380 yen, the offer price, and (b) 1 yen per share option that has not been exercised, and the Company will update its disclosure when such amount has been determined.
- The “Expected Date of Acquisition” in Item 6 above is the expected date of settlement of the purchase price of the shares tendered after the expiration of the tender offer, which remains subject to change based on the status of the tender offer or through consultation with relevant authorities on settlement procedures.
- NAVER J. Hub plans to secure the funds for the purchase price of shares through financing from financial institutions, and NAVER will provide payment guarantees for such loans. Please see the Company’s disclosure as of the date hereof entitled “Provision of Debt Guarantee to a Third Party” for more information about such guarantees.
- In order to secure the funds necessary to redeem its convertible bonds, LINE is currently in negotiations with financial institutions. The Company plans to provide payment guarantees in connection therewith, and the Company will provide disclosure when it decides to provide such guarantees upon agreement of the specific terms and conditions with such financial institutions.
Related Disclosures:	December 23, 2019: Other Facts on Business Management (Voluntary Disclosure) November 18, 2019: Other Facts on Business Management (Voluntary Disclosure)

[Summary Financial Information of Issuer] (Unit: million Won)

Year	Total Assets	Total Liabilities	Total Shareholders’ Equity	Share Capital	Revenues	Profit for the Year
2019	5,386,752	3,025,362	2,361,391	1,058,448	1,780,631	8,050
2018	4,592,097	2,407,086	2,185,010	1,051,269	1,490,504	22,177
2017	2,737,381	767,863	1,969,518	1,014,699	1,269,566	107,940

[Information of Subsidiary]

Name	NAVER J. Hub Corporation
- Representative	Sang-Jin Park
- Principal Business	Business investments and others
- Material Subsidiary	No
Total Assets as of December 31, 2019 (Won)	87,727,181,205
Consolidated Total Assets of Controlling Company as of December 31, 2019 (Won)	12,299,527,120,786
Ratio of Total Assets to Consolidated Total Assets of Controlling Company (%)	0.71

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